EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 dated February 1, 2005) and related Prospectus of Health Care Property Investors, Inc. for the registration of 554,890 shares of its common stock and to the incorporation by reference therein of our report dated January 26, 2004, with respect to the consolidated financial statements of Health Care Property Investors, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Irvine, California
January 26, 2005